Exhibit 10.7

December 31, 2023

Farmalider, S.A.

Jose Luis Berenguer, CEO

Calle La Granja, 1-3 Floor

28108 Alcobendas, Madrid, Spain

INNOVAZONE LLC

Camilo Rey

Licensing & Business Development

1401 Sawgrass Corporate Parkway, Suite 118

Sunrise, Florida 33323

Re:	Exclusive Patent License Agreement Dated January 17, 2020 (the “U.S. License”) Between INNOVAZONE LLC (“Innovazone”) and Farmalider S.A. (“Farmalider”, and together with Innovazone, the “Licensors”) and Aspargo Laboratories, Inc. (“Aspargo”, and together with the Licensors, the “Parties”)

Exclusive Patent License Agreement Dated September 25, 2020 (the “International License”) between the Licensors and Aspargo, as amended.

Dear Jose Luis and Camilo,

The purpose of this Letter Agreement (this “Letter Agreement”) is to provide Aspargo with certain additional rights and assurances related to the U.S. License and the International License.

Extension of the deadline set out in the US License Agreement for the effective marketing of the product. Paragraph c) of the Section 13.2 of the U.S. License Agreement shall be replaced in its entirety with the following:

c)      Subject to Section 14.15, Licensors may terminate this Agreement on written notice to Licensee in the event that: (i) Licensee fails to register SOS with the FDA prior to the 30th of September 2027; {ii) Licensee fails to Commercialize SOS within twelve (12) months of receipt of regulatory approval for same by the FDA; (iii) after the First Commercial Sale, Licensee ceases actively marketing SOS in the Territory; or (iv) Licensee fails to pay any amount due under this Agreement on the due date for payment and remains in default for more than sixty (60) day after receipt of written notice from Licensors to make such payment.

Extension of the deadline set out in the International License Agreement for the effective marketing of the product. Paragraph c) of the Section 11.2 of the International License Agreement shall be replaced in its entirety with the following:

c)     Subject to Section 12.15, Licensors may terminate this Agreement on written notice to Licensee in the event that: (i) Licensee fails to register SOS with the relevant regulatory authority in any jurisdiction in the International Territory prior to the 30th of September 2027; (ii) Licensee fails to Commercialize SOS within twelve (I 2) months of receipt of such regulatory approval; (iii) after the First Commercial Sale, Licensee ceases actively marketing SOS in the International Territory; or (iv) Licensee fails to pay any amount due under this Agreement on the due date for payment and remains in default for more than sixty (60) day after receipt of written notice from Licensors to make such payment.

Upon reaching the date provided for in paragraph 13.2.c) i) of the US License Agreement, or the date provided for in paragraph 11.2.c) i) of the International License Agreement, Aspargo has not yet obtained a marketing authorization in one of the countries of the territory, and Aspargo is actively engaged in good faith efforts to obtain FDA approval in the United States or to commercialize Sildenafil Oral Suspension in the International Territory, respectively, both parties undertake to negotiate again in good faith for the purpose of extending the period granted before either of the two license agreements can be terminated.

The Parties acknowledge that Aspargo Italia, SRL has received regulatory approval to market Sildenafil Oral Suspension in Germany, Ireland and the Netherlands and that Aspargo is actively engaged in activities directed to the commercial launch of the product in those countries, including developing a commercialization plan, hiring executive and staff employees and appointing a local country pre-wholesaler. The Parties agree that, as regards these mentioned countries, the time period provided in Section 11.2.c) (ii) of the International License Agreement as amended above shall be extended to December 31, 2024.

Clarification note on the territory of the US. License Agreement and the International License Agreement.

For clarification purposes, the parties have decided to add a new paragraph to provision 6 (a) of Amendment No. 1 to the International License Agreement that was signed by the Parties on the 9th of June 2021, which reads as follows:

For the purposes of clarification of the above paragraph, Aspargo may not market the Product, either directly or indirectly through sub-licensees, distributors or third parties, or through distance selling systems, in any country outside its licensed territory, which has been licensed by Farmalider and Innovazone to other licensees. By way of illustration, and in no way limiting, Aspargo may not market the Product, either directly or indirectly, in the following countries: Albania, Angola, Armenia, Australia, Azerbaijan, Belarus, Belize, Bhutan, Bosnia and Herzegovina, Botswana, Brunei, Bulgaria, Burma/Myanmar, Burundi, Cambodia, China, Croatia, Czech Republic, Democratic Republic of the Congo, Djibouti, Eritrea, Ethiopia, Fiji, France, Georgia, Greece, Grenada, Hong Kong, Hungary, Indonesia, Israel, Italy, Kazakhstan, Kenya, Kiribati, Kosovo, Kyrgyzstan, Laos, Lesotho, Macao, Madagascar, Malawi, Malaysia, Marshall Islands, Mauritius, Micronesia, Moldova, Mongolia, Montenegro, Mozambique, Namibia, Nauru, New Zealand, North Macedonia, Palau, Palestine, Papua New Guinea, Philippines, Poland, Polynesia, Portugal, Republic of South Africa, Romania, Rwanda, Saint Lucia, Saint Vincent and the Grenadines, Samoa, Serbia, Seychelles, Singapore, Slovakia, Solomon Islands, Somalia, Sri Lanka, Sudan, Swaziland, Taiwan, Tqjikistan, Tajikistan, Tanzania, Thailand, Tonga, Trinidad and Tobago, Turkmenistan, Tuvalu, Uganda, Ukraine, Uzbekistan, Vanuatu, Vatican City, Vietnam, Yemen, Zambia, Zimbabwe

Non-circumvention. Each of the Parties agrees and covenants that at any time and from time to time, it will promptly take such further action as may be reasonably required in order to carry out the full intent and purpose of this Letter Agreement. None of the Parties shall take any action with the intent or effect of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed under this Letter Agreement.

Entire Agreement; Governing Law. This Letter Agreement, and other documents delivered in connection herewith, represent the entire agreement between the Parties hereto with respect to the subject matter hereof. Except as set forth herein, each of the U.S. License and the International License remains in full force and effect. This Letter Agreement shall be governed in accordance with the governing law provisions set fo1th in the U.S. License and International License.

Counterparts. This Letter Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Letter Agreement may be executed by facsimile signature and delivered by electronic transmission.

Signature page follows

IN WITNESS WHEREOF, the Parties have executed this Letter Agreement as of the date first written above by their respective officers thereunto duly authorized.

ASPARGO LABORATORIES, INC.

By:	/s/ Michael Demurjian
Name: Michael Demurjian
Title: Chief Executive Officer

Acknowledged and agreed as of the date first written above:

FARMALIDER, S.A.

By:	/s/ José Luis Berenguer
Name: José Luis Berenguer
Title: Chief Executive Officer

INNOVAZONE LLC

By:	/s/ Camilo Rey
Name: Camilo Rey
Title: Licensing & Business Development

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